Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-34290, 333-57438, 333-57432, 333-57450, 333-133044, 333-133045) and on Form S-3 (File Nos. 333-118176, 333-125964) of Monro Muffler Brake, Inc. of our report dated June 14, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Rochester, New York
June 14, 2007